Exhibit 99.1

FOR IMMEDIATE RELEASE

From: Jai P. Nagarkatti, President and CEO	For questions, contact:
Kirk A. Richter, Treasurer
(314) 286-8004

February 12, 2007

SIGMA-ALDRICH ACQUIRES EPICHEM GROUP LIMITED

TO EXPAND SAFC HITECH CAPABILITIES

St. Louis, MO—Sigma-Aldrich Corporation (Nasdaq:SIAL) announced today that it has acquired all of the outstanding shares of Epichem Group Limited of Bromborough, United Kingdom, to expand its SAFC Hitech business offering. The purchase price of $60 million was paid in cash.

The acquisition of Epichem’s $40 million in annual revenues is expected to help Sigma-Aldrich achieve its growth goals in key high technology markets over the next several years and will be neutral to mildly accretive to earnings in 2007, with no significant initial charges.

Barry Leese, Managing Director of Epichem, its majority equity holder and one of the founders of the company has been appointed President of the SAFC Hitech business segment. Epichem management and employees will remain in place.

As the consumer market continually demands faster, higher-performance semiconductor devices with increased energy efficiencies, technology demands have placed materials and materials knowledge at the forefront of product innovation, with chemistry playing an increasingly important role in new product development. Epichem, focused on supplying high-purity chemicals to the electronics and photovoltaic markets, joins its proven expertise in the development of new molecules and innovative customer/partner collaborative processes for the semiconductor markets with SAFC’s historic expertise in novel chemistry development and manufacturing in creating a powerful new entity.

“Epichem’s strong product portfolio and solid relationships with key end users and equipment suppliers brings important new global customer relationships to SAFC Hitech,” commented Frank Wicks, President of SAFC. “Their experienced team, capabilities and contacts combined with SAFC’s industry-leading development, manufacturing, global footprint and financial strength will allow us to provide the electronics industry with even better specialized, high-quality materials that meet customer demands.”

“The synergy created through this acquisition is a great fit for both organizations,” said Leese. “This venture pairs solid development and commercial manufacturing capabilities with a robust product portfolio and customer-centric collaborative R&D process, strongly positioning us to become a leading supplier and developer of new materials for the market.”

“The semiconductor industry continuously demands fresh materials and architectures to improve power, performance and density to deliver next-generation advanced technology products,” said President Arvind Sodhani, Intel Capital. “Epichem is an innovator in semiconductor materials and the combination with Sigma-Aldrich brings together complementary strengths to support this market segment.” Intel Capital was the sole investor in financing Epichem in October 2005.

About Sigma -Aldrich: Sigma-Aldrich is a leading Life Science and High Technology company. Our biochemical and organic chemical products and kits are used in scientific and genomic research, biotechnology, pharmaceutical development, the diagnosis of disease and as key components in pharmaceutical and other high technology manufacturing. We have customers in life science companies, university and government institutions, hospitals and in industry. Over one million scientists and technologists use our products. Sigma-Aldrich operates in 35 countries and has 7,300 employees providing excellent service worldwide. We are committed to accelerating Customers’ success through leadership in Life Science, High Technology and Service. For more information about Sigma-Aldrich, please visit our award-winning web site at www.sigma-aldrich.com.

About SAFC: SAFC is the manufacturing group within Sigma-Aldrich that focuses on high-purity inorganics for high technology applications, cell culture products and services for biopharmaceutical manufacturing, biochemical production and the manufacturing of complex, multi-step organic synthesis of APIs and key intermediates. SAFC has manufacturing facilities around the world dedicated to providing manufacturing services for companies requiring a reliable partner to produce their custom manufactured materials. SAFC has four operating segments – SAFC Pharma, SAFC Supply Solutions, SAFC Biosciences, and SAFC Hitech, and had annual sales of nearly $437 million in 2005. SAFC is one of the world’s 10 largest fine chemical businesses.

Cautionary Statement: This release contains forward- looking statements relating to future performance, goals, strategic actions and initiatives and similar intentions and beliefs. These statements involve assumptions regarding Company operations, investments and acquisitions and conditions in the markets the Company serves. Although the Company believes its expectations are based on reasonable assumptions, such statements are subject to risks and uncertainties, including, among others, certain economic, political and technological factors. Actual results could differ materially from those stated or implied in this news release, due to, but not limited to, such factors as (1) changes in pricing and the competitive environment, (2) fluctuations in foreign currency exchange rates, (3) dependence on uninterrupted manufacturing operations, (4) changes in the regulatory environment in which the Company operates, (5) changes in research funding and the success of research and development activities, (6) the ability to maintain adequate quality standards, (7) reliance on third party package delivery services, (8) the impact of acquisitions and success in integrating and obtaining projected results from the acquisitions, and (9) other changes in the business environment in which the Company operates. The Company does not undertake any obligation to update these forward- looking statements.